SUB-INVESTMENT ADVISORY AGREEMENT

BETWEEN ASTON ASSET MANAGEMENT, LP

AND LAKE PARTNERS, INC.

SUB-INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made this 15th day of April, 2010 by and between ASTON ASSET MANAGEMENT, LP (hereinafter referred to as the “Investment Adviser”) and LAKE PARTNERS, INC. (hereinafter referred to as the “Subadviser”), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Investment Adviser has been retained by Aston Funds, a Delaware statutory trust (the “Trust”), a registered management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) to provide investment advisory services to the Trust with respect to certain series of the Trust set forth in Schedule A hereto as may be amended from time to time (hereinafter referred to as a “Fund” and collectively, the “Funds” of the Trust);

WHEREAS, the Investment Adviser wishes to enter into a contract with the Subadviser to provide research, analysis, advice and recommendations with respect to the purchase and sale of securities, and make investment commitments with respect to such portion of the Funds’ assets as shall be allocated to the Subadviser by the Investment Adviser from time to time (the “Allocated Assets”), subject to oversight by the Trustees of the Trust and the supervision of the Investment Adviser.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

1. In accordance with the Investment Advisory Agreement between the Trust and the Investment Adviser (“Investment Advisory Agreement”) with respect to the Funds, the Investment Adviser hereby appoints the Subadviser to act as subadviser with respect to the Allocated Assets for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services set forth herein, for the compensation provided herein.

2. As compensation for the services enumerated herein, the Investment Adviser will pay the Subadviser a fee with respect to the Allocated Assets, which shall be calculated and payable monthly in arrears within ten (10) business days after the end of each month based on the average daily net assets of the Fund, in an amount equal to 50% of the positive difference, if any, of (x) the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before deduction of the fee payable to Subadviser) minus (y) the sum of: (i) any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) any reimbursement of Fund expenses by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser to the Investment Adviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.

For the purposes of this Agreement, a Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus (as used herein this term includes the related Statement of Additional Information).

If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Subadviser’s compensation or the amount payable by the Subadviser to the Investment Adviser (in the event the calculation of the Subadviser’s compensation results in a negative amount) for such fraction of the month shall be prorated based on the number of calendar days of such month during which the Agreement is effective.

3. This Agreement shall become effective with respect to a Fund as of the date set forth opposite the Fund’s name as set forth on Schedule A hereto (the “Effective Date”), provided that it has been approved by the Trustees of the Trust in accordance with the provisions of the 1940 Act and the rules thereunder and, if so required by the 1940 Act and the rules thereunder, by the shareholders of the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

4. This Agreement shall continue in effect for the initial term set forth in Schedule A. It shall be renewed automatically thereafter with respect to a Fund by the Investment Adviser and the Subadviser for successive periods not exceeding one year, if and only if such renewal and continuance is specifically approved at least annually by the Board of Trustees of the Trust or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the 1940 Act and provided further that such continuance is approved at least annually thereafter by a vote of a majority of the Trust’s Trustees, who are not parties to such Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement will terminate with respect to a Fund without the payment of any penalty upon termination of the Investment Advisory Agreement relating to a Fund by either party thereto (accompanied by simultaneous notice to the Subadviser) or upon sixty days’ written notice to the Subadviser that the Trustees of the Trust, the Investment Adviser or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the 1940 Act, have terminated this Agreement. This Agreement may also be terminated by the Subadviser with respect to a Fund without penalty upon sixty days’ written notice to the Investment Adviser and the Trust.

This Agreement shall terminate automatically with respect to a Fund in the event of its assignment by the Subadviser or, upon notice thereof to the Subadviser, the assignment of the Investment Advisory Agreement, unless its continuation thereafter is approved by the Board of Trustees of the Trust and the shareholders of the Fund if so required by the 1940 Act (in each case as the term “assignment” is defined in Section 2(a)(4) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission (“SEC”) by any rule, regulation, order or interpretive guidance).

5. In performing its services under this Agreement, the Investment Adviser shall comply in all material respects with the requirements of the 1940 Act, the Investment Advisers Act of 1940 and the rules thereunder (the “Advisers Act”), and all other applicable federal and state laws and regulations, and shall act in conformity with the Trust’s Declaration of Trust, By-Laws and currently effective registration statements under the 1940 Act and the Securities Act of 1933 and any amendments or supplements thereto (the “Registration Statements”) and with the written policies, procedures and guidelines of each Fund, and written instructions and directions of the Trustees of the Trust.

6. Subject to the oversight of the Board of Trustees of the Trust and the Investment Adviser, the Subadviser will provide an investment program for the Allocated Assets, including investment research and management with respect to securities and investments, including cash and cash equivalents, and will determine from time to time what securities and other investments will be purchased, retained or sold. The Subadviser will provide the services under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the Prospectus, as provided to the Subadviser by the Investment Adviser. The Subadviser further agrees that, in all matters relating to the performance of this Agreement, it:

(a) shall act in conformity with the Trust’s Declaration of Trust, By-Laws and Registration Statements and with the written policies, procedures and guidelines of each Fund, and written instructions and directions of the Trustees of the Trust and shall comply with the requirements of the 1940 Act, the Advisers Act, and all other applicable federal and state laws and regulations. The Investment Adviser agrees to provide Subadviser with copies of the Trust’s Declaration of Trust, By-Laws, Registration Statements, written policies, procedures and guidelines, and written instructions and directions of the Trustees, and any amendments or supplements to any of them at, or, if practicable, before the time such materials, instructions or directives become effective;

(b) will pay expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction changes, if any) purchased for each Fund, provided that the Subadviser will not pay for or provide a credit with respect to any research provided to it in accordance with Section 6(c);

(c) will place orders pursuant to its investment determinations for the Allocated Assets either directly with any broker or dealer, or with the issuer. In placing orders with brokers or dealers, the Subadviser will attempt to obtain the best overall price and the most favorable execution of its orders. Subject to written policies established by the Trustees of the Trust and communicated to the Subadviser, it is understood that the Subadviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of a Fund, or be in breach of any obligation owing to the Investment Adviser or the Trust or in respect of a Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Subadviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 and interpretive guidance issued by the SEC thereunder) provided by such member, broker or dealer, viewed in terms of that particular transaction or the Subadviser’s overall responsibilities with respect to the accounts, including the Fund, as to which it exercises investment discretion;

(d) will review the daily valuation of securities comprising the Allocated Assets of each Fund as obtained on a daily basis by the Fund’s administrator and furnished by it to Subadviser, and will promptly notify the Trust and the Investment Adviser if the Subadviser believes that any such valuations may not properly reflect the market value of any securities owned by the Fund, provided, however, that the Subadviser is not required by this sub-paragraph to obtain valuations of any such securities from brokers or dealers or otherwise, or to otherwise independently verify valuations of any such securities;

(e) unless otherwise instructed by the Investment Adviser, will be responsible for voting all proxies of the Allocated Assets in accordance with the Proxy Voting Policies and Guidelines of Subadviser (the “Proxy Policy”), provided that such Proxy Policy and any amendments thereto are furnished to the Trust;

(f) will attend regular business and investment-related meetings with the Trust’s Board of Trustees and the Investment Adviser if requested to do so by the Trust and/or the Investment Adviser, and at its expense, shall supply the Board, the officers of the Trust, and the Investment Adviser with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder;

(g) will maintain books and records with respect to the securities transactions for the Allocated Assets of each Fund and proxy voting records for the Allocated Assets of the Fund, furnish to the Investment Adviser and the Trust’s Board of Trustees such periodic and special reports as they may reasonably request with respect to the Fund, and provide in advance to the Investment Adviser all of the Subadviser’s reports to the Trust’s Board of Trustees for examination and review within a reasonable time prior to the Trust’s Board meetings; and

(h) will pay expenses incurred by the Trust for any matters related to any transaction or event that is deemed under the 1940 Act to result in a change of control of the Subadviser.

7. The Investment Adviser or its affiliates may, from time to time, engage other subadvisers to advise other series of the Trust (or portions thereof) or other registered investment companies (or series or portions thereof) that may be deemed to be under common control (each a “Sub-Advised Fund”). The Subadviser agrees that it will not consult with any other subadviser engaged by the Investment Adviser or its affiliates with respect to transactions in securities or other assets concerning a Fund or another Sub-Advised Fund, except to the extent permitted by the rules under the 1940 Act that permit certain transactions with a subadviser or its affiliates.

8. Subadviser agrees with respect to the services provided to each Fund that it:

(a) will promptly communicate to the Investment Adviser such information relating to Fund transactions as the officers and Trustees of the Trust may reasonably request and as communicated to the Subadviser; and

(b) will treat confidentially and as proprietary information of the Trust all records and other information relative to each Fund and its prior, present or potential shareholders, and will not use such records and information (collectively, “Confidential Information”) for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Trust, which approval may not be withheld where Subadviser is advised by counsel that the Subadviser may be exposed to civil or criminal contempt or other proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust).

The term Confidential Information shall not include information that (a) is or becomes publicly available without violation of this Agreement, including the track record of each Fund, (b) is or becomes lawfully available from a third party, or (c) is approved for disclosure by written authorization of the Trust. The names of clients or potential clients of the Subadviser are not proprietary information of the Trust, but the Subadviser shall treat an investment in the Fund by such clients or potential clients of the Subadviser as confidential; provided, however, all shareholder account information of such persons who become investors in the Fund is subject to the privacy policies of the Trust.

9. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Subadviser acknowledges that all records that it maintains for the Trust are the property of the Trust and agrees to surrender promptly to the Trust any of such records upon the Trust’s request, provided, that Subadviser may retain copies thereof at its own expense. Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act relating to transactions placed by Subadviser for the Fund. Subadviser further agrees to maintain each Fund’s proxy voting record with respect to the Allocated Assets in a form mutually agreeable between the parties and which contains the information required by Form N-PX under the 1940 Act.

10. It is expressly understood and agreed that the services to be rendered by the Subadviser to the Investment Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Subadviser shall be free to provide similar or different services to others so long as its ability to provide the services provided for in this Agreement shall not be materially impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

11. The Investment Adviser agrees that it will furnish currently to the Subadviser all information with reference to each Fund and the Trust that is reasonably necessary to permit the Subadviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and the frequency and manner with which it shall be supplied. Without limiting the generality of the foregoing, Investment Adviser will furnish to Subadviser procedures consistent with the Trust’s contract with each Fund’s custodian from time to time (the “Custodian”), and reasonably satisfactory to Subadviser, for consummation of portfolio transactions for each Fund by payment to or delivery by the Custodian of all cash and/or securities or other investments due to or from the Fund, and Subadviser shall not have possession or custody thereof or any responsibility or liability with respect to such custody. Upon giving proper instructions to the Custodian, Subadviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian.

12. The Subadviser agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933 (the “1933 Act”), controls (“controlling person”) the Investment Adviser, against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser, such affiliated person or such controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Subadviser’s responsibilities hereunder (1) to the extent of, and as a result of, the willful misconduct, bad faith, or gross negligence by the Subadviser, any of the Subadviser’s employees or representatives or any affiliate of or any person acting on behalf of the Subadviser, or (2) as a result of Subadviser’s material breach of this Agreement, or its reckless disregard of its obligations hereunder.

The Investment Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Subadviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Subadviser, such affiliated person, or such controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as investment adviser (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Investment Adviser, any of the Investment Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Investment Adviser, or (2) as a result of the Investment Adviser’s material breach of this Agreement, or its reckless disregard of its obligations hereunder.

In no case shall the indemnity provided hereunder be deemed to protect any person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. Except to the extent governed by federal law including the 1940 Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

14. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. No amendment of this Agreement shall be effective with respect to the Trust until approved as required by applicable law.

15. Any notice to be given hereunder may be given by personal notification or by facsimile transmission, to the party specified at the address stated below:

To the Investment Adviser at:

Aston Asset Management, LP

120 N. LaSalle Street, 25th Floor

Chicago, Illinois 60602

Attn: President

Facsimile: (312) 268-1380

To the Subadviser at:

Lake Partners, Inc.

24 Field Point Road

Greenwich, CT 06830

Attn: President

Facsimile: (203) 661-0587

With a copy to:

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Attn: Nicholas S. Hodge, Esq.

Facsimile: (617) 261-3175

To a Fund or the Trust at:

Aston Funds

120 N. LaSalle Street, 25th Floor

Chicago, Illinois 60602

Attn: President

Facsimile: (312) 268-1380

or addressed as such party may from time to time designate by notice to other parties in accordance herewith.

16. The Subadviser agrees that for any claim by it against a Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to assets of that Fund for satisfaction and that it shall have no claim against the assets of any other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:	ASTON ASSET MANAGEMENT, LP

/s/ Michael E Gorski	/s/ Gerald Dillenburg
By: Gerald Dillenburg

ATTEST:	LAKE PARTNERS, INC.

/s/ Christine Pollander	/s/ Ronald A. Lake
By: Ronald A. Lake

/s/ Frederick C. Lake
By: Frederick C. Lake

SCHEDULE A

Fund	Effective Date	Initial Term
ASTON/Lake Partners LASSO Alternatives Fund	April 15, 2010	December 31, 2011